Exhibit 99.1

Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
Third Quarter 2019
●	Total revenue increased 9.4% to $1,954 million
●	Property revenue increased 9.7% to $1,922 million
●	Net income increased 33.9% to $505 million
●	Adjusted EBITDA increased 12.2% to $1,229 million
●	Consolidated AFFO increased 8.5% to $891 million
Boston, Massachusetts – October 31, 2019: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended September 30, 2019.

Jim Taiclet, American Tower’s Chief Executive Officer, stated, “U.S Organic Tenant Billings Growth of 7.1%, coupled with solid underlying demand trends in our international markets, drove strong results in the third quarter. Our tenants are making significant investments in their networks as mobile data usage growth continues, and in the U.S., we are now seeing the early stages of 5G spending.

We are focused on positioning the Company to benefit from mobile network technology evolution over the long term through mutually beneficial master lease agreements, continued selective portfolio expansion and our innovation program. We are confident that our strong balance sheet, growing dividend, emphasis on operational efficiency and comprehensive global footprint position us to deliver sustainable growth for years to come.”

CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter ended September 30, 2019 (all comparative information is presented against the quarter ended September 30, 2018).

($ in millions, except per share amounts.)	Q3 2019(1)	Growth Rate
Total revenue	$1,954	9.4%
Total property revenue	$1,922	9.7%
Total Tenant Billings Growth	$72	5.0%
Organic Tenant Billings Growth	$53	3.7%
Property Gross Margin	$1,374	13.6%
Property Gross Margin %	71.5%
Net income	$505	33.9%
Net income attributable to AMT common stockholders	$499	35.9%
Net income attributable to AMT common stockholders per diluted share	$1.12	34.9%
Adjusted EBITDA	$1,229	12.2%
Adjusted EBITDA Margin %	62.9%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders	$900	20.3%
Consolidated AFFO	$891	8.5%
Consolidated AFFO per Share	$2.00	8.1%
AFFO attributable to AMT common stockholders	$861	10.4%
AFFO attributable to AMT common stockholders per Share	$1.93	9.7%

Cash provided by operating activities	$937	24.4%
Less: total cash capital expenditures(2)	$277	44.2%
Free Cash Flow	$660	17.6%
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(1)	Inclusive of the negative impacts of Indian Carrier Consolidation-Driven Churn (“ICCC”). For reconciliations of these impacts on key metrics, please see tables below.

(2)
Q3 2019 cash capital expenditures include $18.1 million of finance lease and perpetual land easement payments reported in cash flows from financing activities in the condensed consolidated statements of cash flows.

The Company’s operational and financial results during the third quarter of 2019 were impacted by churn driven by carrier consolidation in India (Indian Carrier Consolidation-Driven Churn, “ICCC”). We are disclosing the additional financial metrics below to provide insight into the underlying long-term trends across the Company’s business excluding these impacts. We expect ICCC to impact our operational and financial results in the fourth quarter of 2019 and to result in an overall reduction in Indian contracted tenant revenue. The impacts of ICCC on net income are not provided, as the impact on all components of the net income measure cannot be reasonably calculated.

Reconciliation of Indian Carrier Consolidation-Driven Churn Impact to Operating Results: ($ in millions, except per share amounts. Totals may not add due to rounding.)
	Q3 2019 Results			Q3 2018 Results			Growth Rates vs. Prior Year
	As Reported	Impact of ICCC(1)	Normalized	As Reported	Impact of ICCC(1)	Normalized	As Reported	Impact of ICCC(1)	Normalized
Total property revenue	$1,922	$91	$2,013	$1,752	$48	$1,799	9.7%	2.2%	11.9%
Adjusted EBITDA	1,229	63	1,292	1,095	27	1,123	12.2%	2.9%	15.1%
Consolidated AFFO	891	50	941	821	22	843	8.5%	3.1%	11.6%
Consolidated AFFO per Share	$2.00	$0.11	$2.11	$1.85	$0.05	$1.90	8.1%	2.9%	11.1%
Consolidated Organic Tenant Billings	53	55	108	72	31	103	3.7%	3.7%	7.4%
International Organic Tenant Billings	(12)	55	43	10	31	41	(2.3)%	10.1%	7.8%
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(1)	Reflects the cumulative impacts of ICCC since 2017.
Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.
CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter ended September 30, 2019, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q3 2019(1)
Distributions per share	$0.95
Aggregate amount (in millions)	$421
Year-over-year per share growth	20.3%
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(1)    The distribution declared on September 13, 2019 was paid in the fourth quarter of 2019 to stockholders of record as of the close of business on September 27, 2019.
Capital Expenditures – During the third quarter of 2019, total capital expenditures were $277 million, of which $47 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions – During the third quarter of 2019, the Company spent approximately $0.5 billion to acquire 615 communications sites and other related assets, primarily through a previously disclosed transaction in the U.S. In addition, the Company spent $43 million to purchase the 243 remaining towers under its previously disclosed sublease agreement, as amended, with ALLTEL Communications, LLC, a predecessor entity to Verizon Wireless.
As previously disclosed, the Company has entered into a definitive agreement to acquire Eaton Towers Holding Limited (“Eaton Towers”) for total consideration, including the assumption of existing debt, of approximately $1.85 billion. The Company continues to expect the transaction to close by the end of 2019, subject to customary closing conditions and regulatory approvals. Subject to the closing of the Eaton Towers transaction, the Company anticipates acquiring the interests of its joint venture partner, MTN Group Limited, in each of the joint ventures in Ghana and Uganda.
Other Events – In April 2019, Tata Teleservices Limited (“Tata Teleservices”) served notice of exercise of its put options with respect to 100% of its remaining combined holdings with Tata Sons in ATC Telecom Infrastructure Private Limited (“ATC TIPL”). The Company now expects to complete the redemption of the remaining put shares in Q4 2019 for total consideration of approximately INR 24.8 billion (approximately $350 million as of September 30, 2019), subject to regulatory approval. After the completion of the redemption, the Company will hold an approximately 92% ownership interest in ATC TIPL.
Additionally, in the third quarter of 2019, the Company signed a new master lease agreement (“MLA”) with AT&T Inc. in the U.S. The Company’s third quarter 2019 results and revised full year 2019 outlook include the impacts of the MLA.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended September 30, 2019, the Company’s Net Leverage Ratio was 4.1x net debt (total debt less cash and cash equivalents) to third quarter 2019 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio ($ in millions, totals may not add due to rounding)	As of September 30, 2019
Total debt	$21,484
Less: Cash and cash equivalents	1,353
Net Debt	20,131
Divided By: Third quarter annualized Adjusted EBITDA(1)	4,917
Net Leverage Ratio	4.1x
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(1)	Q3 2019 Adjusted EBITDA multiplied by four.
Liquidity – As of September 30, 2019, the Company had $5.2 billion of total liquidity, consisting of $1.4 billion in cash and cash equivalents plus the ability to borrow an aggregate of $3.8 billion under its revolving credit facilities, net of any outstanding letters of credit.
On October 3, 2019, the Company issued $750.0 million aggregate principal amount of 2.750% senior unsecured notes due 2027 and $600.0 million aggregate principal amount of 3.700% senior unsecured notes due 2049. The Company used the net proceeds to repay existing indebtedness under its 2013 credit facility and its 2019 term loan.
FULL YEAR 2019 OUTLOOK
The following full year 2019 financial and operational estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of October 31, 2019. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for October 31, 2019 through December 31, 2019: (a) 64.20 Argentinean Pesos; (b) 4.15 Brazilian Reais; (c) 720 Chilean Pesos; (d) 3,440 Colombian Pesos; (e) 0.91 Euros; (f) 5.45 Ghanaian Cedi; (g) 71.50 Indian Rupees; (h) 104 Kenyan Shillings; (i) 19.70 Mexican Pesos; (j) 360 Nigerian Naira; (k) 6,400 Paraguayan Guarani; (l) 3.35 Peruvian Soles; (m) 15.05 South African Rand; and (n) 3,690 Ugandan Shillings.
The Company is raising the midpoint of its full year 2019 outlook for property revenue, net income, Adjusted EBITDA and Consolidated AFFO by $180 million, $145 million, $180 million and $5 million, respectively, as compared to the Company’s outlook issued on July 31, 2019. The increases in property revenue, net income and Adjusted EBITDA include approximately $167 million in additional straight-line revenue as a result of the Company’s new MLA with AT&T.
The Company’s outlook reflects estimated unfavorable impacts of foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and Consolidated AFFO, of approximately $32 million, $16 million and $13 million, respectively, as compared to the Company’s outlook issued on July 31, 2019. The impact of foreign currency exchange rate fluctuations on net income is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
The Company’s full year 2019 outlook also reflects estimated cumulative expected unfavorable impacts of ICCC on property revenue, Adjusted EBITDA and Consolidated AFFO of approximately $367 million, $254 million and $203 million, respectively, inclusive of an expected reduction in pass-through revenue of approximately $84 million and the benefit of approximately $27 million in ICCC-related settlement payments in 2019. The expected 2019-specific impacts of ICCC to property revenue, Adjusted EBITDA and Consolidated AFFO are $178 million, $134 million and $107 million, respectively, including $23 million in lower pass-through revenue and the benefit of ICCC-related settlement payments. At this time, the Company expects the impacts of ICCC to last throughout the remainder of 2019. The Company is providing key outlook measures adjusted to quantify the impacts of ICCC on such measures and the impact of ICCC and the Company’s settlement with Tata Teleservices and related entities (“Tata”) in the fourth quarter of 2018 on growth rates as it believes that these adjusted measures better reflect the long-term trajectory of its recurring business and provide investors with a more comprehensive analysis of the Company’s operations. The impacts of ICCC and the Tata settlement on net income are not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
Additional information pertaining to the impact of foreign currency, London Interbank Offered Rate (“LIBOR”) fluctuations and ICCC on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2019 Outlook ($ in millions)	Full Year 2019			Midpoint Growth Rates vs. Prior Year
Total property revenue(1)	$7,420	to	$7,480	1.8%
Net income	1,750	to	1,790	39.9%
Adjusted EBITDA	4,690	to	4,730	0.9%
Consolidated AFFO	3,480	to	3,520	(1.1)%
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(1)
Includes U.S. property revenue of $4,170 million to $4,190 million and international property revenue of $3,250 million to $3,290 million, reflecting midpoint growth rates of 9.4% and (6.4)%, respectively. The U.S. growth rate includes a positive impact of approximately 2% associated with an increase in non-cash straight-line revenue recognition. The international growth rate includes estimated negative impacts of approximately 15% attributable to ICCC and the non-recurrence of the Tata settlement, and approximately 4% from the translational effects of foreign currency exchange rate fluctuations. International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

2019 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
International pass-through revenue	N/A	$995	$995
Straight-line revenue	142	40	182
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(1)	For additional discussion regarding these components, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

2019 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
Organic Tenant Billings	>7%	~(1-2)%	~4%
New Site Tenant Billings	~0.5%	~5-6%	>2%
Total Tenant Billings Growth	~7.5-8%	~3-4%	>6%
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(1)	For additional discussion regarding the component growth rates, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

Reconciliation of Indian Carrier Consolidation-Driven Churn Impact to 2019 Outlook: ($ in millions, except per share amounts. Totals may not add due to rounding.)
	FY 2018 Results				2019 Outlook, at the Midpoint			Midpoint Growth Rates vs. Prior Year
	As Reported	Impact of Tata Settlement(1)	Impact of ICCC(2)	Normalized	As Reported	Impact of ICCC(2)(3)	Normalized	As Reported	Impact of ICCC and Tata Settlement(3)(4)	Normalized
Total property revenue(5)	$7,315	$(334)	$189	$7,170	$7,450	$367	$7,817	1.8%	7.2%	9.0%
Adjusted EBITDA	4,667	(327)	120	4,459	4,710	254	4,964	0.9%	10.4%	11.3%
Consolidated AFFO	3,539	(313)	96	3,322	3,500	203	3,703	(1.1)%	12.6%	11.5%
Consolidated AFFO per Share(6)	$7.99	$(0.71)	$0.22	$7.50	$7.87	$0.45	$8.32	(1.5)%	12.4%	10.9%
Consolidated Organic Tenant Billings	275	—	128	403	223	210	433	~4%	~3-4%	>7%
International Organic Tenant Billings	32	—	128	160	(37)	210	172	~(1-2)%	~10%	~8%
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(1)
Includes the one-time net positive impacts to 2018 property revenue, Adjusted EBITDA and Consolidated AFFO related to the Company's settlement with Tata. Churn associated with the settlement is reflected in the ICCC column.

(2)	Reflects the cumulative impacts of ICCC since 2017.

(3)	Includes the impact of approximately $27 million in ICCC-related settlement payments.

(4)	Reflects the cumulative impacts of ICCC since 2017 and the 2018 impacts of the Tata settlement.

(5)	Expected ICCC impacts include a cumulative decline of approximately $61 million and $84 million in pass-through revenue for 2018 and 2019, respectively.

(6)	Assumes 2019 weighted average diluted share count of 445 million shares.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2019
Discretionary capital projects(1)	$385	to	$415
Ground lease purchases	165	to	175
Start-up capital projects	70	to	90
Redevelopment	270	to	290
Capital improvement	150	to	170
Corporate	10	—	10
Total	$1,050	to	$1,150
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(1)	Includes the construction of 4,000 to 4,500 communications sites globally.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2019
Net income	$1,750	to	$1,790
Interest expense	825	to	815
Depreciation, amortization and accretion	1,775	to	1,785
Income tax provision	140	to	135
Stock-based compensation expense	100	to	110
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)	100	to	95
Adjusted EBITDA	$4,690	to	$4,730

Reconciliation of Outlook for Consolidated AFFO to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2019
Net income	$1,750	to	$1,790
Straight-line revenue	(182)	—	(182)
Straight-line expense	47	—	47
Depreciation, amortization and accretion	1,775	to	1,785
Stock-based compensation expense	100	to	110
Deferred portion of income tax	4	to	8
Other, including other operating expense, amortization of deferred financing costs, capitalized interest, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and distributions to minority interests	146	to	143
Capital improvement capital expenditures	(150)	to	(170)
Corporate capital expenditures	(10)	—	(10)
Consolidated AFFO	$3,480	to	$3,520
Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter ended September 30, 2019 and its updated outlook for 2019. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (866) 254-5937
International dial-in: (651) 291-1246
Passcode: 472805
When available, a replay of the call can be accessed until 11:59 p.m. ET on November 14, 2019. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (800) 475-6701
International dial-in: (320) 365-3844
Passcode: 472805
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 171,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Company & Industry Resources” sections of our investor relations website at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt, Net Leverage Ratio and Indian Carrier Consolidation-Driven Churn (ICCC). In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.

These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.

Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.

Revenue Components

In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.

Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing sites and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.

New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.

Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.

International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.

Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.

Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio, (i.e. does not have a renewal option or escalation as our tenant leases do) the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.

Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.

Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as tenant settlements and fiber solutions revenue.

Non-GAAP and Defined Financial Measure Definitions

Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.

Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.

New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.

Indian Carrier Consolidation-Driven Churn (ICCC): Tenant cancellations specifically attributable to short-term carrier consolidation in India. Includes impacts of carrier exits from the marketplace and carrier cancellations as a result of consolidation, but excludes normal course churn. The Company believes that providing this additional metric enhances transparency and provides a better understanding of its recurring business without the impact of what it believes to be a transitory event.

Gross Margin: Revenues less operating expenses, excluding stock-based compensation expense recorded in costs of operations, depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.

Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.

For segment reporting purposes, in periods through the third quarter of 2018, the Latin America property segment Operating Profit and Gross Margin also include interest income (expense), TV Azteca, net. Operating Profit and Gross Margin are before interest income, interest expense, gain (loss) on retirement of long-term obligations, other income (expense), net income (loss) attributable to noncontrolling interest and income tax benefit (provision).

Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.

Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.

Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Consolidated Adjusted Funds From Operations (AFFO): Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the Nareit FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interests on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO. The Company believes that providing this additional metric enhances transparency, given the minority interests in its Indian and European businesses.

Consolidated AFFO per Share: Consolidated AFFO divided by the diluted weighted average common shares outstanding.

AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.

Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on finance leases and perpetual land easements. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.

Net Debt: Total long-term debt, including current portion and finance lease liabilities, less cash and cash equivalents.

Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2019 outlook and other targets, our expectations regarding Indian Carrier Consolidation-Driven Churn (ICCC) and factors that could affect such expectations, foreign currency exchange rates, our expectations for the closing of signed acquisitions, our expectations for the redemption of shares in ATC TIPL, our expectations for the acquisition of MTN Group Limited’s interests and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) increasing competition within our industry may materially and adversely affect our revenue; (3) if our tenants consolidate their operations, exit the telecommunications business or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (4) our business is subject to government and tax regulations and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do or impact our competitive landscape; (5) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (6) a substantial portion of our revenue is derived from a small number of tenants, and we are sensitive to changes in the creditworthiness and financial strength of our tenants; (7) our expansion initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (8) new technologies or changes in our or a tenant’s business model could make our tower leasing business less desirable and result in decreasing revenues and operating results; (9) competition for assets could adversely affect our ability to achieve our return on investment criteria; (10) our leverage and debt service obligations may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (11) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (12) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (13) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (14) our towers, fiber networks, data centers or computer systems may be affected by natural disasters, security breaches and other unforeseen events for which our insurance may not provide adequate coverage; (15) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (16) we could have liability under environmental and occupational safety and health laws; (17) if we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results; and (18) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2018, under the caption “Risk Factors”. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,352.6	$1,208.7
Restricted cash	95.7	96.2
Accounts receivable, net	441.7	459.0
Prepaid and other current assets	472.0	621.2
Total current assets	2,362.0	2,385.1
PROPERTY AND EQUIPMENT, net	11,283.2	11,247.1
GOODWILL	5,481.4	5,501.9
OTHER INTANGIBLE ASSETS, net	10,895.8	11,174.3
DEFERRED TAX ASSET	143.5	157.7
DEFERRED RENT ASSET	1,677.7	1,581.7
RIGHT-OF-USE ASSET(1)	7,214.7	—
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	248.9	962.6
TOTAL	$39,307.2	$33,010.4
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$136.2	$130.8
Accrued expenses	856.7	948.3
Distributions payable	427.5	377.4
Accrued interest	145.4	174.5
Current portion of operating lease liability(1)	475.1	—
Current portion of long-term obligations	2,443.6	2,754.8
Unearned revenue	302.9	304.1
Total current liabilities	4,787.4	4,689.9
LONG-TERM OBLIGATIONS	19,040.0	18,405.1
OPERATING LEASE LIABILITY(1)	6,448.0	—
ASSET RETIREMENT OBLIGATIONS	1,252.5	1,210.0
DEFERRED TAX LIABILITY	538.5	535.9
OTHER NON-CURRENT LIABILITIES	870.9	1,265.1
Total liabilities	32,937.3	26,106.0
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	574.8	1,004.8
EQUITY:
Common stock	4.5	4.5
Additional paid-in capital	10,551.8	10,380.8
Distributions in excess of earnings	(1,130.1)	(1,199.5)
Accumulated other comprehensive loss	(2,979.0)	(2,642.9)
Treasury stock	(1,206.8)	(1,206.8)
Total American Tower Corporation equity	5,240.4	5,336.1
Noncontrolling interests	554.7	563.5
Total equity	5,795.1	5,899.6
TOTAL	$39,307.2	$33,010.4
_______________

(1)	Reflects the new lease accounting standard requiring a right-of-use model.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
REVENUES:
Property	$1,921.6	$1,751.6	$5,556.5	$5,211.4
Services	32.0	33.9	100.1	96.8
Total operating revenues	1,953.6	1,785.5	5,656.6	5,308.2
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property(1)	548.0	543.1	1,630.4	1,597.7
Services(1)	11.9	13.6	36.2	39.2
Depreciation, amortization and accretion	442.8	448.9	1,328.6	1,344.9
Selling, general, administrative and development expense(1)(2)	187.9	177.9	550.8	540.7
Other operating expenses(3)	34.7	34.8	83.5	269.6
Total operating expenses	1,225.3	1,218.3	3,629.5	3,792.1
OPERATING INCOME	728.3	567.2	2,027.1	1,516.1
OTHER INCOME (EXPENSE):
Interest income (expense), TV Azteca	—	0.6	—	(0.1)
Interest income	12.2	10.1	36.3	43.9
Interest expense	(201.3)	(209.2)	(613.3)	(616.7)
Loss on retirement of long-term obligations	—	—	(22.2)	—
Other income (including foreign currency (losses) gains of ($1.1), $2.2, $13.7 and ($14.9), respectively)	2.8	21.1	19.6	14.1
Total other expense	(186.3)	(177.4)	(579.6)	(558.8)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	542.0	389.8	1,447.5	957.3
Income tax (provision) benefit(4)	(36.7)	(12.5)	(100.3)	14.7
NET INCOME	505.3	377.3	1,347.2	972.0
Net income attributable to noncontrolling interests	(6.7)	(10.4)	(22.1)	(13.2)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION STOCKHOLDERS	498.6	366.9	1,325.1	958.8
Dividends on preferred stock	—	—	—	(9.4)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$498.6	$366.9	$1,325.1	$949.4
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$1.13	$0.83	$3.00	$2.16
Diluted net income attributable to American Tower Corporation common stockholders	$1.12	$0.83	$2.98	$2.15
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	442,763	440,889	442,110	439,191
DILUTED	445,829	444,121	445,352	442,468
_______________

(1)
Property costs of operations, services costs of operations and selling, general, administrative and development expense include stock-based compensation expense in aggregate amounts of $23.5 million and $87.9 million for the three and nine months ended September 30, 2019, respectively, and $43.8 million and $111.3 million for the three and nine months ended September 30, 2018, respectively.

(2)	Nine months ended September 30, 2018 includes approximately $33 million of bad debt expense, primarily associated with Aircel’s bankruptcy in India.

(3)
Nine months ended September 30, 2018 reflect impairment charges of approximately $182 million, primarily related to assets in India, partially offset by an income tax benefit in India. The portion of these items attributable to American Tower Corporation common stockholders for the nine months ended September 30, 2018 was approximately $71 million.

(4)	Nine months ended September 30, 2018 includes income tax benefit in India.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,347.2	$972.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	1,328.6	1,344.9
Amortization of operating leases(1)	440.1	—
Stock-based compensation expense	87.9	111.3
Loss on early retirement of long-term obligations	22.2	—
Other non-cash items reflected in statements of operations	163.8	194.5
Increase in net deferred rent balances	(99.6)	(23.9)
Reduction in operating lease liability(1)	(388.9)	—
Increase in assets	(84.5)	(143.6)
(Decrease) increase in liabilities	(57.9)	29.9
Cash provided by operating activities	2,758.9	2,485.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(724.6)	(610.4)
Payments for acquisitions, net of cash acquired	(687.6)	(1,437.8)
Proceeds from sales of short-term investments and other non-current assets	378.4	1,097.0
Payments for short-term investments	(355.9)	(1,072.2)
Deposits and other	(11.1)	(31.7)
Cash used for investing activities	(1,400.8)	(2,055.1)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	3,330.0	2,913.3
Proceeds from issuance of senior notes, net	3,529.7	584.9
Proceeds from term loan	1,300.0	1,500.0
Proceeds from issuance of securities in securitization transaction	—	500.0
Repayments of notes payable, credit facilities, senior notes, secured debt, term loan, finance leases and capital leases(2)	(7,672.4)	(4,329.2)
Distributions to noncontrolling interest holders, net	(11.6)	(14.3)
Purchases of common stock	—	(181.2)
Proceeds from stock options and employee stock purchase plan	92.7	54.1
Payment for early retirement of long-term obligations	(21.0)	—
Deferred financing costs and other financing activities(3)	(114.1)	(47.4)
Purchase of redeemable noncontrolling interest	(425.7)	—
Purchase of noncontrolling interest	—	(20.5)
Distributions paid on preferred stock	—	(18.9)
Distributions paid on common stock	(1,182.2)	(975.1)
Cash used for financing activities	(1,174.6)	(34.3)
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	(40.1)	(57.3)
NET INCREASE IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	143.4	338.4
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	1,304.9	954.9
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$1,448.3	$1,293.3
CASH PAID FOR INCOME TAXES, NET	$111.0	$75.3
CASH PAID FOR INTEREST	$621.5	$640.8
_______________

(1)	Reflects the new lease accounting standard requiring a right-of-use model.

(2)
Nine months ended September 30, 2019 includes $16.4 million of finance lease payments. Nine months ended September 30, 2018 includes $22.4 million of payments on capital leases of property and equipment.

(3)	Nine months ended September 30, 2019 includes $21.2 million of perpetual land easement payments.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Three Months Ended September 30, 2019
	Property						Services	Total
	U.S.	Latin America	Asia(1)	EMEA	Total International	Total Property
Segment revenues	$1,096	$332	$313	$182	$826	$1,922	$32	$1,954
Segment operating expenses(2)	208	104	178	59	340	548	12	559
Segment Gross Margin	$888	$228	$135	$123	$486	$1,374	$20	$1,394
Segment SG&A(2)	45	24	33	20	76	121	3	124
Segment Operating Profit	$844	$205	$102	$103	$409	$1,253	$17	$1,270
Segment Operating Profit Margin	77%	62%	32%	57%	50%	65%	53%	65%

Revenue Growth	14.4%	9.0%	(3.3)%	8.9%	4.0%	9.7%	(5.6)%	9.4%
Total Tenant Billings Growth	7.6%	9.3%	(17.6)%	13.4%	0.6%	5.0%
Organic Tenant Billings Growth	7.1%	7.5%	(20.1)%	8.0%	(2.3)%	3.7%

Revenue Components(3)
Prior-Year Tenant Billings	$907	$211	$190	$126	$526	$1,433
Colocations/Amendments	52	11	19	4	35	87
Escalations	29	11	3	6	20	49
Cancellations	(14)	(7)	(61)	(2)	(70)	(85)
Other	(2)	1	1	2	4	2
Organic Tenant Billings	$971	$226	$152	$136	$514	$1,486
New Site Tenant Billings	4	4	5	7	15	20
Total Tenant Billings	$976	$230	$156	$143	$529	$1,505
Foreign Currency Exchange Impact(4)	—	(6)	(1)	(6)	(13)	(13)
Total Tenant Billings (Current Period)	$976	$224	$155	$137	$516	$1,492

Straight-Line Revenue	80	4	4	1	9	89
Prepaid Amortization Revenue	25	1	—	1	2	27
Other Revenue	15	26	17	3	47	61
International Pass-Through Revenue	—	78	139	40	257	257
Foreign Currency Exchange Impact(5)	—	(2)	(1)	(2)	(5)	(5)
Total Property Revenue (Current Period)	$1,096	$332	$313	$182	$826	$1,922
_______________

(1)	Inclusive of the negative impacts of ICCC. See quarterly supplemental materials package for additional detail.

(2)	Excludes stock-based compensation expense.

(3)	All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.

(4)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(5)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended September 30, 2018
	Property						Services	Total
	U.S.	Latin America	Asia(1)	EMEA	Total International	Total Property
Segment revenues	$958	$304	$323	$167	$794	$1,752	$34	$1,786
Segment operating expenses(2)	193	97	195	58	349	542	13	556
Interest expense, TV Azteca, net	—	1	—	—	1	1	—	1
Segment Gross Margin	$764	$208	$128	$109	$446	$1,210	$21	$1,230
Segment SG&A(2)	38	21	14	16	50	88	6	95
Segment Operating Profit	$727	$187	$115	$93	$395	$1,122	$14	$1,136
Segment Operating Profit Margin	76%	62%	36%	56%	50%	64%	42%	64%

Revenue Growth	5.9%	2.0%	8.6%	7.1%	5.7%	5.8%	34.0%	6.2%
Total Tenant Billings Growth	8.0%	14.5%	13.2%	7.8%	12.5%	9.7%
Organic Tenant Billings Growth	7.4%	11.3%	(12.0)%	6.7%	2.0%	5.3%

Revenue Components(3)
Prior-Year Tenant Billings	$839	$209	$182	$120	$511	$1,351
Colocations/Amendments	50	12	12	4	28	78
Escalations	26	12	4	6	22	48
Cancellations	(12)	(3)	(38)	(3)	(43)	(56)
Other	(1)	3	0	0	3	2
Organic Tenant Billings	$901	$233	$160	$128	$521	$1,423
New Site Tenant Billings	6	7	46	1	54	60
Total Tenant Billings	$907	$240	$206	$129	$575	$1,482
Foreign Currency Exchange Impact(4)	—	(29)	(16)	(3)	(49)	(49)
Total Tenant Billings (Current Period)	$907	$211	$190	$126	$526	$1,433

Straight-Line Revenue	16	2	6	1	9	25
Prepaid Amortization Revenue	29	0	—	1	1	30
Other Revenue	6	22	(9)	6	19	25
International Pass-Through Revenue	—	84	148	36	268	268
Foreign Currency Exchange Impact(5)	—	(15)	(11)	(3)	(29)	(29)
Total Property Revenue (Current Period)	$958	$304	$323	$167	$794	$1,752
_______________

(1)	Inclusive of the negative impacts of ICCC. See quarterly supplemental materials package for additional detail.

(2)	Excludes stock-based compensation expense.

(3)	All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.

(4)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(5)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, totals may not add due to rounding.)
The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows:

	Three Months Ended September 30,
	2019(1)	2018(1)
Net income	$505.3	$377.3
Income tax provision	36.7	12.5
Other income	(2.8)	(21.1)
Interest expense	201.3	209.2
Interest income	(12.2)	(10.1)
Other operating expenses	34.7	34.8
Depreciation, amortization and accretion	442.8	448.9
Stock-based compensation expense	23.5	43.8
Adjusted EBITDA	$1,229.3	$1,095.3
Total revenue	1,953.6	1,785.5
Adjusted EBITDA Margin	63%	61%
The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:

	Three Months Ended September 30,
	2019(1)	2018(1)
Net income	$505.3	$377.3
Real estate related depreciation, amortization and accretion	394.0	399.7
Losses from sale or disposal of real estate and real estate related impairment charges	32.2	22.5
Adjustments for unconsolidated affiliates and noncontrolling interests	(31.5)	(51.1)
Nareit FFO attributable to AMT common stockholders	$900.0	$748.4
Straight-line revenue	(88.6)	(25.4)
Straight-line expense	11.7	12.1
Stock-based compensation expense	23.5	43.8
Deferred portion of income tax	3.6	(18.2)
Non-real estate related depreciation, amortization and accretion	48.8	49.2
Amortization of deferred financing costs, capitalized interest and debt discounts and premiums and long-term deferred interest charges	7.8	3.6
Other income(2)	(2.8)	(21.1)
Other operating expense(3)	2.5	12.3
Capital improvement capital expenditures	(44.6)	(32.0)
Corporate capital expenditures	(2.1)	(2.4)
Adjustments for unconsolidated affiliates and noncontrolling interests	31.5	51.1
Consolidated AFFO	891.3	821.4
Adjustments for unconsolidated affiliates and noncontrolling interests(4)	(30.3)	(41.8)
AFFO attributable to AMT common stockholders	$861.0	$779.6
Divided by weighted average diluted shares outstanding	445,829	444,121
Consolidated AFFO per Share	$2.00	$1.85
AFFO attributable to AMT common stockholders per Share	$1.93	$1.76
_______________

(1)	Reflects the negative impacts of ICCC.

(2)	Q3 2019 and Q3 2018 include losses (gains) on foreign currency exchange rate fluctuations of $1.1 million and ($2.2) million, respectively.

(3)	Primarily includes integration and acquisition-related costs.

(4)	Includes adjustments for the impact on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO.